Exhibit 10.2

AMENDED AND RESTATED

COMMERCIAL PAPER DEALER AGREEMENT

4(2) PROGRAM

between

TRANSOCEAN INC., as Issuer

and

J.P. MORGAN SECURITIES INC., as Dealer

Concerning Notes to be issued pursuant to an Issuing and

Paying Agency Agreement dated as of December 20, 2007

between the Issuer and Citibank NA, as Issuing and Paying

Agent (as the same may be amended, supplemented, and

restated from time to time)

Dated as of

December 3, 2008

Commercial Paper Dealer Agreement

4(2) Program

This amended and restated agreement (the “Agreement”) sets forth the understandings between the Issuer and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the “Notes”) through the Dealer. This Agreement amends and restates in its entirety the original agreement of the Issuer and Dealer dated as of December 20, 2007.

As used herein, “Redomestication Transactions” means the transactions pursuant to which, among other things, (i) the Issuer shall organize or cause to be organized (x) Transocean Ltd., a Swiss corporation registered in Zug, Switzerland (“Guarantor”), as a direct wholly owned subsidiary of the Issuer, and (y) Transocean Cayman Ltd., a Cayman Islands company (“Transocean-Acquisition”), as a direct wholly owned subsidiary of the Guarantor, (ii) the Issuer shall merge with Transocean-Acquisition, pursuant to the Agreement and Plan of Merger dated as of October 9, 2008 among the Issuer, the Guarantor and Transocean-Acquisition, as amended (the “Agreement and Plan of Merger”), by way of schemes of arrangement under Cayman Islands law (the “Schemes of Arrangement”) as provided in the Agreement and Plan of Merger, with the Issuer being the surviving company in such merger and becoming the direct wholly owned subsidiary of the Guarantor, and (iii) the Guarantor shall issue, pursuant to the Agreement and Plan of Merger, one share of the Guarantor in exchange for each share of the Issuer issued and outstanding immediately prior to such merger. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, THE ISSUER AND THE DEALER AGREE THAT GUARANTOR SHALL HAVE NO RIGHTS OR OBLIGATIONS HEREUNDER OR UNDER THE GUARANTEE, NOR SHALL GUARANTOR BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR COVENANTS HEREUNDER OR UNDER THE GUARANTEE, UNTIL THE ACCESSION DELIVERY DATE, WHICH, AS DEFINED IN SECTION 3.7, SHALL OCCUR ONLY UPON THE EXECUTION AND DELIVERY BY THE GUARANTOR OF AN ACCESSION AGREEMENT AND THE GUARANTEE, IN ACCORDANCE WITH AND SUBJECT TO ADDITIONAL REQUIREMENTS SET FORTH IN SECTION 3.7.

Certain terms used in this Agreement are defined in Section 6 hereof.

The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.

1.	Offers, Sales and Resales of Notes.

1.1	While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer and the Guarantor contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein and sold by the Issuer in reliance on the representations, warranties, covenants and agreements of the Dealer contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2

So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section 1.7 hereof, neither the Issuer nor the Guarantor shall, without the consent of the Dealer which consent shall not be unreasonably withheld or delayed, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from

■ Commercial Paper Dealer Agreement 4(2) Program ■ 2

time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer and the Guarantor one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer and the Guarantor hereby undertake to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer and the Guarantor which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith. In no event shall the Issuer or the Guarantor offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3	The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance (exclusive of days of grace) and may have such terms as are specified in Exhibit C hereto or the Private Placement Memorandum. The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

1.4	The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a “Master Note”) registered in the name of The Depository Trust Company (“DTC”) or its nominee, in the form or forms annexed to the Issuing and Paying Agency Agreement.

1.5	If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer. Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note. If such failure occurred for any reason other than default by the Dealer, the Issuer and the Guarantor agree, jointly and severally, to reimburse the Dealer on an equitable basis for the Dealer’s loss of the use of such funds for the period such funds were credited to the Issuer’s account.

1.6	The Dealer, the Issuer and the Guarantor hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

(a)	Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers, Institutional Accredited Investors or Sophisticated Individual Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be a Qualified Institutional Buyer, an Institutional Accredited Investor or Sophisticated Individual Accredited Investor.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 3

(b)	Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below and to the extent such resale is made to or through the Dealer, the Dealer will comply with the provisions of such legend and this Section 1.6.

(c)	No general solicitation or general advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the Dealer, neither the Issuer nor the Guarantor shall issue any press release or place or publish any “tombstone” or other advertisement relating to the Notes. Notwithstanding the foregoing, any publication by the Issuer of a notice in accordance with Rule 135c under the Securities Act shall not be deemed to constitute general solicitation or general advertising hereunder and shall not require prior written approval of the Dealer.

(d)	No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount. If the purchaser is a non-bank fiduciary or agent acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)	Offers and sales of the Notes by the Issuer through the Dealer acting as agent for the Issuer shall be made in accordance with Rule 506 under the Securities Act, and shall be subject to the restrictions described in the legend appearing on Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)	The Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the Dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect. The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from the Issuer and the Dealer and, on and after the Accession Delivery Date, the Guarantor, and shall provide the addresses and telephone numbers for obtaining further information regarding the Issuer and, on and after the Accession Delivery Date, the Guarantor.

(g)	The Issuer and the Guarantor, jointly and severally, agree for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time (i) prior to the Accession Delivery Date, the Issuer, or (ii) on or after the Accession Delivery Date, the Guarantor, shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer or the Guarantor will furnish, upon request and at their expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)	In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall promptly notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 4

(i)	The Issuer and the Guarantor represent that neither the Issuer nor the Guarantor is currently issuing commercial paper in the United States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act. The Issuer and the Guarantor agree that, if the Issuer or the Guarantor shall issue commercial paper after the date hereof in reliance upon such exemption (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer and the Guarantor will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer or the Guarantor, as the case may be, pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer and the Guarantor will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

(j)	The Issuer hereby confirms that it has filed with the SEC a notice on Form D in accordance with Rule 503 under the Securities Act and agrees that it will file such amendments to such notice as Rule 503 may require.

1.7	Each of the Issuer and the Guarantor hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:

(a)	The Issuer and the Guarantor hereby confirm to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor the Guarantor nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer or the Guarantor has offered or sold any Notes, or any substantially similar security of the Issuer or the Guarantor (including, without limitation, medium-term notes issued by the Issuer or the Guarantor), to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof. The Issuer and the Guarantor also agree that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor the Guarantor nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof, it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(2) of the Securities Act and Rule 506 thereunder and shall survive any termination of this Agreement. Each of the Issuer and the Guarantor hereby represents and warrants that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer or the Guarantor or some other party or parties, under circumstances that would cause the offering and sales of the Notes by the Issuer to fail to be exempt under Section 4(2) of the Securities Act and Rule 506 thereunder.

(b)	The Issuer represents and agrees that the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the

■ Commercial Paper Dealer Agreement 4(2) Program ■ 5

meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System. In the event that the Issuer determines to use such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least three business days’ prior written notice to that effect but shall not be required to identify or disclose such securities. The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes. Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

1.8	The Dealer agrees from time to time upon request of the Issuer to inform the Issuer whether it is holding Notes purchased from the Issuer that it has not yet sold or Notes that have been sold and subsequently repurchased by the Dealer (specifying in which category each Note so held belongs) and the amount, issue date, maturity and interest rate, if applicable, of each such Note.

2.	Representations and Warranties of the Issuer and the Guarantor.

Each of the Issuer and the Guarantor represents and warrants as to itself that:

2.1	The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2	The Guarantor is a company duly organized, and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Guarantee and to execute and deliver the Accession Agreement and thereafter to perform its obligations under this Agreement.

2.3	This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.4	The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.5	On and after the Accession Delivery Date, the Guarantee will be duly authorized, executed and delivered by the Guarantor and constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

■ Commercial Paper Dealer Agreement 4(2) Program ■ 6

2.6	Assuming compliance by the Dealer with the procedures applicable to it set forth in Section 1, the offer and sale of the Notes in the manner contemplated hereby do not require registration of the Notes or the Guarantee under the Securities Act, pursuant to the exemption from registration contained in Section 4(2) thereof and Regulation D thereunder, and no indenture in respect of the Notes or the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.7	The Notes and the Guarantee will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantor, respectively.

2.8	Except as provided in Section 1.6(j) hereof, and assuming compliance by the Dealer with the procedures set forth in Section 1, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, except for the filing of Form D pursuant to Rule 503 under the Securities Act or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

2.9	Neither the execution and delivery of this Agreement, the Guarantee and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer or the Guarantor, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer or the Guarantor, or (ii) violate or result in a breach or a default under any of the terms of the charter documents or by-laws of the Issuer or the Guarantor, any contract or instrument to which the Issuer or the Guarantor is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer or the Guarantor is subject or by which it or its property is bound, which breach or default could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations or business of the Issuer or the Guarantor or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee, or the Issuing and Paying Agency Agreement.

2.10	There is no litigation or governmental proceeding pending, or to the knowledge of the Issuer or the Guarantor threatened, against or affecting the Issuer or the Guarantor or any of their subsidiaries which could reasonably be expected to result in a material adverse change in the condition (financial or otherwise), operations or business of the Issuer or the Guarantor or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement.

2.11	Neither the Issuer nor the Guarantor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.12	Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no representation or warranty as to the Dealer Information.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 7

2.13	Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by each of the Issuer and the Guarantor to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer and the Guarantor set forth above in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and are guaranteed pursuant to the Guarantee, (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum (as most recently amended or supplemented, including by incorporation of Company Information therein), there has been no material adverse change in the condition (financial or otherwise), operations or business of the Issuer and its subsidiaries taken as a whole, or the Guarantor and its subsidiaries taken as a whole, which has not been disclosed to the Dealer in writing and (iv) neither the Issuer nor the Guarantor is in default of any of its obligations hereunder or under the Notes, the Guarantee or the Issuing and Paying Agency Agreement.

2.14	Under the laws of the Cayman Islands, neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of the Cayman Islands or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes. Under the laws of Switzerland, neither the Guarantor nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Switzerland or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Guarantee, or the Notes.

2.15	Each of the Issuer and the Guarantor is permitted to make all payments under this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, and the Notes to holders of the Notes that are non-residents of the Cayman Islands or Switzerland, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by the Cayman Islands or Switzerland. There is no stamp or documentary tax or other charge imposed by the Cayman Islands or Switzerland in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of the Cayman Islands or Switzerland of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee or any Note.

2.16

The choice of New York law to govern this Agreement, the Issuing and Paying Agency Agreement, the Guarantee and the Notes is, under the laws of the Cayman Islands and Switzerland, a valid, effective and irrevocable choice of law, and the submission by the Issuer

■ Commercial Paper Dealer Agreement 4(2) Program ■ 8

and the Guarantor in Section 7.3 (b) of the Agreement to the jurisdiction of the courts of the United States District Court and the State of New York located in the Borough of Manhattan is valid and binding upon the Issuer under the laws of the Cayman Islands and is valid and binding upon the Guarantor under the laws of Switzerland.

2.17	Any final judgment rendered by any court referred to in Section 2.16 in an action to enforce the obligations of the Issuer under this Agreement, the Issuing and Paying Agency Agreement, the Guarantee or the Notes is capable of being enforced in the courts of the Cayman Islands and in the courts of Switzerland.

2.18	As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, or the Notes in the courts of the Cayman Islands or in the courts of Switzerland, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, or the Notes be filed or recorded with any court or other authority.

3.	Covenants and Agreements of the Issuer and the Guarantor.

Each of the Issuer and the Guarantor covenants and agrees as to itself that:

3.1	The Issuer and the Guarantor will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver with respect to, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.

3.2	The Issuer and the Guarantor shall, whenever there shall occur any material adverse change in the condition (financial or otherwise), operations or business of the Issuer and its subsidiaries, taken as a whole, or the Guarantor and its subsidiaries, taken as a whole, or any adverse development or occurrence in relation to the Issuer or the Guarantor that would be material to holders of the Notes or potential holders of the Notes (including any downgrading or receipt of any notice of intended or potential downgrading or any review for potential change that does not indicate the direction of the potential change in the rating accorded any of the securities of the Issuer or the Guarantor by any nationally recognized statistical rating organization which has published a rating of the Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing) of such change, development or occurrence.

3.3	The Issuer and the Guarantor shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any press releases or material provided by the Issuer or the Guarantor to any national securities exchange or rating agency, regarding (i) the operations and financial condition of the Issuer or the Guarantor, (ii) the due authorization and execution of the Notes and the Guarantee, (iii) the Issuer’s ability to pay the Notes as they mature and (iv) the Guarantor’s ability to fulfill its obligations under the Guarantee.

3.4	The Issuer and the Guarantor will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that neither the Issuer nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 9

3.5	Neither the Issuer nor the Guarantor will be in default of any of its obligations hereunder or under the Notes, the Guarantee or the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

3.6	The Dealer acknowledges that the Issuer, prior to the issuance of Notes hereunder, has delivered to the Dealer:

(a)	an opinion of counsel to the Issuer, addressed to the Dealer, reasonably satisfactory in form and substance to the Dealer,

(b)	a copy of the executed Issuing and Paying Agency Agreement dated December 20, 2007,

(c)	a copy of resolutions adopted by the Board of Directors of the Issuer, reasonably satisfactory in form and substance to the Dealer and certified by the Secretary or similar officer of the Issuer, authorizing execution and delivery by the Issuer of the original agreement of the Issuer and Dealer dated as of December 20, 2007, the Issuing and Paying Agency Agreement and the Notes and consummation by the Issuer of the transactions contemplated hereby and thereby,

(d)	a copy of the executed Letter of Representations among the Issuer, the Issuing and Paying Agent and DTC and of the executed master note,

(e)	confirmation of the then current rating assigned to the Notes by each nationally recognized statistical rating organization then rating the Notes, and

(f)	such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7	After the second business day following the consummation of the Redomestication Transactions, the Issuer shall not issue Notes hereunder prior to the date (“Accession Delivery Date”) upon which Dealer receives (including by facsimile or other electronic means) the following documents:

(a)	executed accession agreement in the form attached hereto (“Accession Agreement”),

(b)	opinions of counsel addressed to the Dealer and reasonably satisfactory in form and substance to the Dealer, in respect of the Issuer, the Guarantor, the Redomestication Transactions, this Agreement, and the Guarantee from (i) Baker Botts L.L.P., (ii) the General Counsel or an Associate General Counsel of the Issuer and, upon completion of the Redomestication Transactions, the Guarantor, (iii) Walkers, Cayman Islands counsel for the Issuer and Transocean-Acquisition, and (iv) Homburger AG, Swiss counsel for Guarantor,

(c)	a copy of the executed Issuing and Paying Agency Agreement as then in effect and an amendment thereto regarding the Redomestication Transaction,

(d)	a copy of the executed guarantee in the form attached hereto (“Guarantee”),

(e)	a copy of resolutions adopted by the Boards of Director of the Guarantor, reasonably satisfactory in form and substance to the Dealer and certified by the Secretary or similar officer of the Guarantor, authorizing execution and delivery by the Guarantor of the Guarantee and consummation by the Guarantor of the transactions contemplated hereby and thereby,

■ Commercial Paper Dealer Agreement 4(2) Program ■ 10

(f)	prior to the issuance of any book-entry Notes represented by a master note registered in the name of DTC or its nominee, a copy of the executed Letter of Representations among the Issuer, the Issuing and Paying Agent, the Guarantor and DTC,

(g)	prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement),

(h)	a certificate of the President or Vice President of the Issuer as to the consummation of the Redomestication Transactions,

(i)	a revised Private Placement Memorandum by the Issuer and the Guarantor reflecting the consummation of the Redomestication Transactions and execution of the Guarantee, and

(j)	such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.8	The Issuer and the Guarantor, jointly and severally, shall reimburse the Dealer for all of the Dealer’s reasonable out-of-pocket expenses related to this Agreement, including expenses incurred in connection with its preparation and negotiation, and the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum), and, if applicable, for the reasonable fees and out-of-pocket expenses of the Dealer’s counsel.

3.9	If the Issuer elects to consummate the Redomestication Transactions, the Issuer shall cause such Redomestication Transactions to be consummated substantially in accordance with the Agreement and Plan of Merger and the Schemes of Arrangement and in compliance with all applicable laws, regulations and governmental and judicial approvals (including, without limitation, the court orders sanctioning the Redomestication Transactions obtained from the Grand Court of the Cayman Islands) without any waiver of the conditions provided therein where such waiver would be adverse to the interests of the Dealer and the Note holders in any material respects.

4.	Disclosure.

4.1	The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer and the Guarantor. The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer and, on and after the Accession Delivery Date, the Guarantor, concerning the offering of Notes and to obtain relevant additional information which the Issuer possesses or can acquire without unreasonable effort or expense.

4.2	Prior to the Accession Delivery Date, the Issuer, and on and after the Accession Delivery Date, the Guarantor, agrees to promptly furnish the Dealer the Company Information upon or promptly following the time it is filed with the SEC or otherwise becomes publicly available, provided that such Company Information shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto.

4.3	(a) Each of the Issuer and the Guarantor further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer or the Guarantor that would cause the Private Placement Memorandum to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 11

(b) In the event that the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer and the Guarantor agree promptly to supplement or amend the Private Placement Memorandum (including through documents incorporated by reference or referred to therein) so that the Private Placement Memorandum, as amended or supplemented, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and the Issuer and the Guarantor shall make such supplement or amendment available to the Dealer.

(c) In the event that (i) the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer or the Guarantor that it is then holding Notes in inventory and (iii) the Issuer or the Guarantor chooses not to promptly amend or supplement the Private Placement Memorandum in the manner described in clause (b) above, then all solicitations and sales of Notes shall be suspended until such time as the Issuer and the Guarantor have so amended or supplemented the Private Placement Memorandum, and made such amendment or supplement available to the Dealer.

(d) Without limiting the generality of Section 4.3(a), the Issuer and the Guarantor shall review, amend and supplement the Private Placement Memorandum (including through documents incorporated by reference or referred to therein) on a periodic basis, but no less than at least once annually, to incorporate current financial information of the Issuer and the Guarantor to the extent necessary to ensure that the information provided in the Private Placement Memorandum is accurate and complete.

5.	Indemnification and Contribution.

5.1	The Issuer and the Guarantor, jointly and severally, will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Indemnitees (i) arising out of or based upon any allegation that the Private Placement Memorandum, the Company Information or any information provided by the Issuer or the Guarantor to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising out of or based upon the breach by the Issuer or the Guarantor of any agreement, covenant or representation made in or pursuant to this Agreement. This indemnification shall not apply if and to the extent that the Claim arises out of or is based upon (i) Dealer Information or (ii) the gross negligence or willful misconduct of the Dealer and, in the case of clause (ii), the Dealer is adjudicated by a court of competent jurisdiction in a final nonappealable judgment to have acted with gross negligence or engaged in willful misconduct.

5.2	Provisions relating to claims made for indemnification under this Section 5 are set forth on Exhibit B to this Agreement.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 12

5.3	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer and the Guarantor, jointly and severally, shall contribute to the aggregate costs incurred by the Dealer in connection with any Claim in the proportion of the respective economic interests of the Issuer, the Guarantor and the Dealer; provided, however, that such contribution by the Issuer and the Guarantor shall be in an amount such that the aggregate costs incurred by the Dealer do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

6.	Definitions.

6.1	“Claim” shall have the meaning set forth in Section 5.1.

6.2	“Company Information” shall mean the Private Placement Memorandum together with:

(A)	at any given time prior to the Accession Delivery Date, to the extent applicable, (i) the Issuer’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Issuer with the SEC since the most recent Form 10-K, (ii) the Issuer’s most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Issuer’s and its affiliates’ other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer for dissemination to investors or potential investors in the Notes, and

(B)	at any given time on or after the Accession Delivery Date, to the extent applicable, (i) the Guarantor’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Guarantor with the SEC since the most recent Form 10-K, (ii) the Guarantor’s most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Guarantor’s and its affiliates’ other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Guarantor for dissemination to investors or potential investors in the Notes.

6.3	“Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.

6.4	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

6.5	“Indemnitee” shall have the meaning set forth in Section 5.1.

6.6

“Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in

■ Commercial Paper Dealer Agreement 4(2) Program ■ 13

Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

6.7	“Issuing and Paying Agency Agreement” shall mean the issuing and paying agency agreement described on the cover page of this Agreement, as such agreement may be amended or supplemented from time to time.

6.8	“Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, as issuing and paying agent under the Issuing and Paying Agency Agreement, or any successor thereto in accordance with the Issuing and Paying Agency Agreement.

6.9	“Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

6.10	“Private Placement Memorandum” shall mean offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.11	“Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A under the Securities Act.

6.12	“Rule 144A” shall mean Rule 144A under the Securities Act.

6.13	“SEC” shall mean the U.S. Securities and Exchange Commission.

6.14	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

6.15	“Sophisticated Individual Accredited Investor” shall mean an individual who (a) is an accredited investor within the meaning of Regulation D under the Securities Act and (b) based on his or her pre-existing relationship with the Dealer, is reasonably believed by the Dealer to be a sophisticated investor (i) possessing such knowledge and experience (or represented by a fiduciary or agent possessing such knowledge and experience) in financial and business matters that he or she is capable of evaluating and bearing the economic risk of an investment in the Notes and (ii) having not less than $5 million in investments (as defined, for purposes of this section, in Rule 2a51-1 under the Investment Company Act of 1940, as amended).

6.16	“Regulation D” shall mean Regulation D (Rules 501 et seq.) under the Securities Act.

7.	General

7.1	Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

7.3	(a) Each of the Issuer and the Guarantor agrees that any suit, action or proceeding brought by the Issuer or the Guarantor against the Dealer in connection with or arising out of this

■ Commercial Paper Dealer Agreement 4(2) Program ■ 14

Agreement or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan. EACH OF THE DEALER, THE ISSUER AND THE GUARANTOR WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each of the Issuer and the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, for itself and in respect of its properties, assets and revenues, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes.

(c) Each of the Issuer and the Guarantor hereby irrevocably designates, appoints and empowers Transocean Offshore Deepwater Drilling Inc., with offices at 4 Greenway Plaza, Houston, Texas, 77046, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7.3(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, each of the Issuer and the Guarantor agrees to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 7.3 satisfactory to the Dealer. Each of the Issuer and the Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7.3 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Agreement. Each of the Issuer and the Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes or the Dealer to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in manner, as may be permitted by applicable law. Each of the Issuer and the Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts listed in Section 7.3(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) To the extent that the Issuer or the Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding

■ Commercial Paper Dealer Agreement 4(2) Program ■ 15

in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Issuing and Paying Agency Agreement or the Notes, each of the Issuer and the Guarantor, respectively, hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

7.4	This Agreement may be terminated, at any time, by the Issuer, upon one business day’s prior notice to such effect to the Dealer, or by the Dealer upon three business days’ prior notice to such effect to the Issuer. Any such termination, however, shall not affect the obligations of the Issuer and the Guarantor under Sections 3.8, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5	This Agreement is not assignable by any party hereto without the written consent of the other parties; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

7.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.7	This Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever ; provided, however, that Sections 7.3(b), (c) and (d) and Section 7.8 are hereby specifically and exclusively acknowledged to also be for the benefit of the holders from time to time of the Notes, as third-party beneficiaries.

7.8	(a) Any payments to the Dealer hereunder or to any holder from time to time of Notes shall be in United States dollars and shall be free of all withholding and other taxes, and of all other governmental charges of any nature whatsoever, in each case which are imposed by the respective jurisdictions in which each of the Issuer and the Guarantor is incorporated other than taxes or governmental charges based on or measured by net income or receipts and any other taxes or governmental charges which are imposed because of a connection between the Dealer or holder with such jurisdiction other than the purchase, ownership or disposition of Notes. In the event any such withholding is required by law, the Issuer and the Guarantor agree to (i) pay the same and (ii) pay such additional amounts to the Dealer or any such holder which, after deduction of any such withholding or other taxes or governmental charges of any nature whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i). The Issuer and the Guarantor, jointly and severally, agree promptly to pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee or the Notes and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 16

(b) Each of the Issuer and the Guarantor agrees to indemnify and hold harmless the Dealer and each holder from time to time of Notes against any loss incurred by the Dealer or such holder as a result of any judgment or order being given or made for any amount due hereunder or under the Notes or the Guarantee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Dealer or such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by the Dealer or such holder. The foregoing indemnity shall constitute separate and independent obligations of the Issuer and the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

7.9	Each of the Issuer and Guarantor acknowledges and agrees that in connection with this purchase and sale of the Notes or any other services the Dealer may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Dealer: (i) no fiduciary or agency relationship between the Issuer or the Guarantor and any other person, on the one hand, and the Dealer, on the other, exists; (ii) the Dealer is not acting as advisor, expert or otherwise, to the Issuer or the Guarantor, including, without limitation, with respect to the determination of the offering price of the Notes, and such relationship between the Issuer or the Guarantor, on the one hand, and the Dealer, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Dealer may have to the Issuer or the Guarantor shall be limited to those duties and obligations specifically stated herein; and (iv) the Dealer and their respective affiliates may have interests that differ from those of the Issuer and the Guarantor. Each of the Issuer and the Guarantor hereby waives any claims that the Issuer and the Guarantor, respectively, may have against the Dealer with respect to any breach of fiduciary duty in connection with the purchase and sale of the Notes.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

Transocean Inc., as Issuer		J.P. Morgan Securities Inc., as Dealer

By:	/s/ Chipman Earle	By:	/s/ Johanna C. Foley
Name:	Chipman Earle	Name:	Johanna C. Foley
Title:	Associate General Counsel and Corporate Secretary	Title:	Executive Director

■ Commercial Paper Dealer Agreement 4(2) Program ■ 18

Addendum

The following additional clauses shall apply to the Agreement and be deemed a part thereof.

1.	The other dealers referred to in clause (b) of Section 1.2 of the Agreement are Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, and Barclays Capital Inc. (as successor in interest to Lehman Brothers Inc.).

2.	The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:

For the Issuer:

Address: P.O. Box 10342; 70 Harbour Drive, 4th Floor, Block B; George Town, Grand Cayman KY1-1003; Cayman Islands, B.W.I.

Attention: Steve McFadin

Telephone number: 345-745-4500

Fax number: 345-745-4504

With Copy to: Transocean Offshore Deepwater Drilling Inc.

Address: 4 Greenway Plaza, Houston, Texas 77046

Attention: Assistant Treasurer, Corporate Finance

Telephone number: 713-232-7173

Fax number: 713-626-9556

For the Dealer:

Address: 270 Park Avenue – 8th Floor, New York, New York 10017

Attention: Short Term Fixed Income Division

Telephone number: 212-834-5543

Fax number: 212-834-6172

■ Commercial Paper Dealer Agreement 4(2) Program ■ 19

Exhibit A

Form of Legend for Private Placement Memorandum and Notes Issued Prior to Accession Delivery Date

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER AND THE NOTES, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR OR SOPHISTICATED INDIVIDUAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT AND WHICH, IN THE CASE OF AN INDIVIDUAL, (i) POSSESSES SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT HE OR SHE IS CAPABLE OF EVALUATING AND BEARING THE ECONOMIC RISK OF AN INVESTMENT IN THE NOTES AND (ii) HAS NOT LESS THAN $5 MILLION IN INVESTMENTS (AN “INSTITUTIONAL ACCREDITED INVESTOR” OR “SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR”, RESPECTIVELY) AND (2)(i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR OR SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB AND WITH RESPECT TO EACH OF WHICH ACCOUNTS THE PURCHASER HAS SOLE INVESTMENT DISCRETION; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PLACEMENT AGENT DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES, NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR, SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 20

Form of Legend for Private Placement Memorandum and Notes Issued On or After the Accession Delivery Date

THE NOTES AND THE GUARANTEE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER, THE GUARANTOR, THE NOTES AND THE GUARANTEE, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR OR SOPHISTICATED INDIVIDUAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT AND WHICH, IN THE CASE OF AN INDIVIDUAL, (i) POSSESSES SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT HE OR SHE IS CAPABLE OF EVALUATING AND BEARING THE ECONOMIC RISK OF AN INVESTMENT IN THE NOTES AND (ii) HAS NOT LESS THAN $5 MILLION IN INVESTMENTS (AN “INSTITUTIONAL ACCREDITED INVESTOR” OR “SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR”, RESPECTIVELY) AND (2)(i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR OR SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB AND WITH RESPECT TO EACH OF WHICH ACCOUNTS THE PURCHASER HAS SOLE INVESTMENT DISCRETION; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PLACEMENT AGENT DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES, NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR, SOPHISTICATED INDIVIDUAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 21

Exhibit B

Further Provisions Relating to Indemnification

(a)	The Issuer and the Guarantor, jointly and severally, agree to reimburse each Indemnitee for all expenses (including reasonable fees and disbursements of internal and external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under Section 5 of the Agreement (whether or not it is a party to any such proceedings).

(b)

Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer or the Guarantor, notify the Issuer and the Guarantor in writing of the existence thereof; provided that (i) the omission so to notify the Issuer or the Guarantor will not relieve the Issuer or the Guarantor from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the Issuer or the Guarantor of substantial rights and defenses and (ii) the omission so to notify the Issuer or the Guarantor will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement. In case any such Claim is made against any Indemnitee and it notifies the Issuer or the Guarantor of the existence thereof, the Issuer and the Guarantor will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume and direct the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided that if the defendants in any such Claim include both the Indemnitee and either the Issuer or the Guarantor or both, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer or the Guarantor, the Issuer and the Guarantor shall not have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee. Upon receipt of notice from the Issuer or the Guarantor to such Indemnitee of the election of the Issuer and the Guarantor to assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer and the Guarantor will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that neither the Issuer nor the Guarantor shall be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer and the Guarantor shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer or the Guarantor has authorized in writing the employment of counsel for the Indemnitee. The indemnity, reimbursement and contribution obligations of the Issuer and the Guarantor hereunder shall be in addition to any other liability the Issuer or the Guarantor may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, the Guarantor and any Indemnitee. Each of the Issuer and the Guarantor agrees that without the Dealer’s prior written consent, which consent shall not be unreasonably delayed or withheld, it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such Claim. Neither the Issuer nor the Guarantor shall be

■ Commercial Paper Dealer Agreement 4(2) Program ■ 22

liable hereunder to any Indemnitee regarding any settlement, compromise or entry of judgment with respect to any Claim unless such settlement, compromise or entry of judgment is consented to by the Issuer, which consent shall not be unreasonably withheld or delayed.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 23

Exhibit C

Statement of Terms for Interest – Bearing Commercial Paper Notes of Transocean Inc.

THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC [PRICING] [PRIVATE PLACEMENT MEMORANDUM] SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.

1.	General. (a) The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more Master Notes (each, a “Master Note”) issued in the name of (or of a nominee for) The Depository Trust Company (“DTC”), which Master Note includes the terms and provisions for the Issuer’s Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Note.

(b) “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City and, with respect to LIBOR Notes (as defined below) is also a London Business Day. “London Business Day” means, a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

2.	Interest. (a) Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).

(b) The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note. “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.

(c) Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 24

(d) The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment. The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (a) the CD Rate (a “CD Rate Note”), (b) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (c) the Federal Funds Rate (a “Federal Funds Rate Note”), (d) LIBOR (a “LIBOR Note”), (e) the Prime Rate (a “Prime Rate Note”), (f) the Treasury Rate (a “Treasury Rate Note”) or (g) such other Base Rate as may be specified in such Supplement.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”). The date or dates on which interest will be reset (each an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date. Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement. In addition, the Maturity Date will also be an Interest Payment Date.

If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate

■ Commercial Paper Dealer Agreement 4(2) Program ■ 25

is the Treasury Rate. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.

The “Interest Determination Date” where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is LIBOR will be the second London Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.

The “Calculation Date,” where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.

All times referred to herein reflect New York City time, unless otherwise specified.

The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes. The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

CD Rate Notes

“CD Rate” means the rate on any Interest Determination Date for negotiable certificates of deposit having the Index Maturity as published by the Board of Governors of the Federal Reserve System (the “FRB”) in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the FRB (“H.15(519)”) under the heading “CDs (Secondary Market)”.

If the above rate is not published in H.15(519) by 3:00 p.m. on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date set forth in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the caption “CDs (Secondary Market)”.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 26

If such rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m. on such Interest Determination Date of three leading nonbank dealers1 in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.

If the dealers selected by the Calculation Agent are not quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.

Commercial Paper Rate Notes

“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published in H.15(519) under the heading “Commercial Paper-Nonfinancial”.

If the above rate is not published in H.15(519) by 3:00 p.m. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity as published in H.15 Daily Update under the heading “Commercial Paper-Nonfinancial”.

If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

“Money Market Yield” will be a yield calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

“Federal Funds Rate” means the rate on any Interest Determination Date for Federal Funds as published in Reuters (or any successor service) on page FEDFUNDS1 under the heading “EFFECT” (or any other page as may replace the specified page on that service) (“Reuters Page FEDFUNDS1”).

[1]	Such nonbank dealers referred to in this Statement of Terms may include affiliates of the Dealer.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 27

If the above rate does not appear on Reuters Page FEDFUNDS1 or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.

If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.

If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.

LIBOR Notes

The London Interbank offered rate (“LIBOR”) means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date.

If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and in principal amount equal to an amount that in the Calculation Agent’s judgment is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.

“Designated LIBOR Page” means Reuters Screen LIBOR01 Page or any replacement page or pages on which London interbank rates of major banks for the Index Currency are displayed.

Prime Rate Notes

“Prime Rate” means the rate on any Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”.

If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.

If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 28

If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.

If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

“Reuters Screen US Prime1 Page” means the display designated as page “USPrime1” of the Reuters Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate Notes

“Treasury Rate” means:

(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement above under the caption “INVESTMENT RATE”, as that rate appears on Reuters Screen USAUCTION10 or USAUCTION11 Page under the heading “Investment Rate” (or any other page as may replace the specified page on that service or a successor service).

(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 29

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D x N	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

3.	Final Maturity. The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance. On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of each Note, together with accrued and unpaid interest thereon, will be immediately due and payable.

4.

Events of Default. The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note: (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer or the Guarantor makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor or make any general assignment for the benefit of creditors. Upon the occurrence of an Event of Default, the principal of each obligation evidenced by such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable. [2]

5.	Obligation Absolute. No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.

6.	Supplement. Any term contained in the Supplement shall supercede any conflicting term contained herein.

[2]

Unlike single payment notes, where a default arises only at the stated maturity, interest-bearing notes with multiple payment dates should contain a default provision permitting acceleration of the maturity if the Issuer defaults on an interest payment.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 30

Exhibit D

Form of Accession Agreement

ACCESSION AGREEMENT

This Accession Agreement, dated as of [December __, 2008], is delivered pursuant to Section 3.7(a) of the Amended and Restated Commercial Paper Dealer Agreement, dated as of December 3, 2008, by Transocean Inc. as Issuer and J.P. Morgan Securities Inc. as Dealer (the “Dealer Agreement”). Capitalized terms used herein but not defined herein are used with the meanings given to them in the Dealer Agreement.

By executing and delivering this Accession Agreement, the undersigned, Transocean Ltd., a Swiss corporation registered in Zug, Switzerland, hereby becomes a party to the Dealer Agreement as the Guarantor thereunder with the same force and effect as if originally named as the Guarantor therein and hereby assumes all of the obligations and liabilities of Guarantor thereunder whether incurred before, on or after the date hereof.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 2 of the Dealer Agreement applicable to it is true and correct on and as of the date hereof as if made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has caused this Accession Agreement to be duly executed and delivered as of the date first written above.

TRANSOCEAN LTD.

By:
Name:
Title:

■ Commercial Paper Dealer Agreement 4(2) Program ■ 31

Exhibit E

Form of Guarantee

GUARANTEE

GUARANTEE, dated as of [December __, 2008], of Transocean Ltd., a Swiss corporation (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:

1.	The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Transocean Inc., a company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Guarantor (the “Issuer”), from time to time before, on or after the date hereof, pursuant to the Issuing and Paying Agent Agreement, dated as of December 20, 2007, as the same may be amended, supplemented or modified from time to time, between the Issuer and Citibank, N.A. (the “Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.	This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all such amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement of the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.	In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.	This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

■ Commercial Paper Dealer Agreement 4(2) Program ■ 32

7.	(a) The Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the United States federal courts located in the Borough of Manhattan and the courts of the State of New York located in the Borough of Manhattan.

(b) The Guarantor hereby irrevocably designates, appoints and empowers Transocean Offshore Deepwater Drilling, Inc., with offices at 4 Greenway Plaza, Houston, Texas, 77046, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Guarantee. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Guarantor agrees to designate, appoint and empower a new designee, appointee and agent in the City of New York on the terms and for the purposes of this Section 7 satisfactory to two or more of the following: Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Barclays Capital Inc. (each, a “Dealer”). The Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Guarantee. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in such other manner, as may be permitted by applicable law. The Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Guarantee brought in the courts listed in Section 7(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.

To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the

■ Commercial Paper Dealer Agreement 4(2) Program ■ 33

Guarantor hereby irrevocably and unconditionally waives, and agrees for the benefit of any Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

9.	Any payments under this Guarantee shall be in United States dollars and shall be free of all withholding, stamp and other similar taxes and of all other governmental charges of any nature whatsoever imposed by any jurisdiction in which the Guarantor is located or from which any such payment is made. In the event any withholding is required by law, the Guarantor agrees to (i) pay the same and (ii) pay such additional amounts which, after deduction of any such withholding, stamp or other taxes or governmental charges of any nature, whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i).

10.	The Guarantor agrees to indemnify each holder from time to time of Notes against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due hereunder or thereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by such holder. The foregoing indemnity shall constitute a separate and independent obligation of the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Transocean Ltd.

By:
Name:
Title:

■ Commercial Paper Dealer Agreement 4(2) Program ■ 34